EXHIBIT 4.4
[COMPOSITE COPY]
SUPPORT AGREEMENT
AMONG
THE BRITISH PETROLEUM COMPANY p.l.c.
AND
BP EXPLORATION (ALASKA) INC.
THE STANDARD OIL COMPANY
AND
BP PRUDHOE BAY ROYALTY TRUST

THIS SUPPORT AGREEMENT made as of February 28, 1989

AMONG	THE BRITISH PETROLEUM COMPANY p.l.c. (“BP”), an English company whose principal office is at Britannic House, Moor Lane, London EC2Y 9BU England,

BP EXPLORATION (ALASKA) INC., a Delaware corporation having its principal office in Anchorage, Alaska (the “Company”),

THE STANDARD OIL COMPANY, an Ohio corporation having its principal office in Cleveland Ohio (“SOC”),

AND	BP PRUDHOE BAY ROYALTY TRUST, a Delaware business trust (the

“Trust”), having The Bank of New York, a New York corporation, authorized to do a banking business, as a Trustee (the “Trustee”), under the BP Prudhoe Bay Royalty Trust Agreement, dated February 28, 1989, by and among SOC, the Company, the Trustee and a co-trustee (the “Royalty Trust Agreement”).
WHEREAS
1.	The Company and SOC are indirect, wholly-owned subsidiaries of BP; and

2.	SOC shall grant and convey to the Trust the Initial Royalty Interest in consideration of the issuance by the Trust, at SOC’s direction, of Trust Units representing units of beneficial interest in the Trust; and

3.	In order to induce the initial purchasers of Trust Units to purchase such Trust Units and in order to induce The Bank of New York and F. James Hutchinson to act as trustees under the Royalty Trust Agreement, BP shall provide financial support to the Company and SOC in meeting their respective payment obligations under the Initial Royalty Interest, any Additional Royalty Interests, the Royalty Trust Agreement and the Conveyance to the Trust, the Trustee, the Transfer Agent and the Registrar (in each case as defined in the Royalty Trust Agreement).

4.	The Trust, in consideration of the conveyance of the Initial Royalty Interest to the Trust and the above-mentioned financial support of BP and SOC, shall issue 21,400,000 Trust Units in connection with the establishment of the Trust pursuant to the Royalty Trust Agreement and accept the benefits of the financial support and guarantee which BP has agreed to make available on the terms hereinafter contained.
NOW THEREFORE IT IS HEREBY AGREED as follows:
1.	DEFINITIONS

In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:
“Conveyance” means, collectively, the Overriding

Royalty Conveyance dated February 27, 1989 between the Company and SOC conveying the Initial Royalty Interest to SOC, the Trust Conveyance dated the date hereof between SOC and the Trust conveying the Initial Royalty Interest to the Trust and any Additional Conveyance (as defined in the Royalty Trust Agreement).
“Equivalent Financial Standing” means a Person having a rating assigned to outstanding unsecured, unsupported long term debt from Moody’s Investors Service of at least A3 or from Standard & Poor’s Corporation of at least A- or an equivalent rating from at least one nationally-recognized statistical rating organization (after giving effect to the sale or transfer to such Person of all or substantial all of the Company’s working interest in the PBU a the assumption by such Person of all of the Company’s obligations under the Conveyance and of all of BP’s obligations hereunder).
“PBU” means the Prudhoe Bay Unit, as defined in the Conveyance.
“Person” means any individual, corporation, partnership, trust, estate or other entity, organization or association.

“Royalty Interests” means the Initial Royalty Interest and any Additional Royalty Interests (in each case as defined in the Royalty Trust Agreement) conveyed to the Trust pursuant to the Initial Conveyance or any Additional Conveyance (in each case as defined in the Royalty Trust Agreement.)
2.	SCOPE OF UNDERTAKING

(a)	Subject to the terms hereof BP shall, within 30 days of notice to BP pursuant to Article XI of the Royalty Trust Agreement, (i) cause the Company to perform its payment obligations under the Royalty Interests pursuant to the Conveyance and (ii) cause the Company and SOC to satisfy their respective payment obligations to the Trustee, Transfer Agent and Registrar and their respective payment obligation to the Trust under the Royalty Trust Agreement (including without limitation, the obligation to make payments as indemnification), including, in each case, without limitation, contributing to the Company or SOC or causing to be contributed to the Company or SOC by an affiliate of BP such funds as are necessary to make such payments. BP’s obligations under the foregoing undertaking are unconditional.

(b)	For purposes of BP’s obligations under this Support Agreement, no assignment, sale, transfer, conveyance, mortgage or pledge or other disposition of the Royalty

Interests shall relieve (i) the Company of its obligations under the Royalty Trust Agreement or the Conveyance, (ii) SOC of its obligations under the Royalty Trust Agreement or (iii) BP of its obligations under this Support Agreement.
3.	DURATION

This Agreement shall be deemed to have come into full force and effect on the date first above written and shall continue thereafter until the earlier of (a) the termination of the Royalty Interests and all obligations of the Company under the Conveyance and of the Company and SOC under the Royalty Trust Agreement or (b) all or substantially all of the Company’s working interest in the PBU is sold or transferred to a transferee of Equivalent Financial Standing in accordance with the provisions of Section 5(d) hereof.

4.	SUPPORT TO BE PROVIDED BY BP

Pursuant to BP’s undertaking described in Section 2 hereof BP shall make available to the Company and SOC, and the Company and SOC shall receive such financial support as the Company, SOC or the Trustee may from time to time request from BP in writing.

5.	ASSIGNMENT AND DELEGATION

(a)	Neither BP nor the Company nor SOC shall transfer or assign its rights or obligations under this Agreement without the prior written consent of the

Trust.

(b)	Notwithstanding (a) above BP shall however be free to arrange for its obligations hereunder to be performed by any affiliate of BP (with the exception of the Company) provided that BP shall remain responsible for ensuring that such obligations are performed in a timely manner.

(c)	The Company may sell or transfer all or part of its working interest in the PBU, although such a transfer will not relieve BP of its responsibility to ensure that the Company’s payment obligations with respect to the Royalty Interests and under the Royalty Trust Agreement and the Conveyance are performed.

(d)	BP shall be released from its obligation under the Agreement upon the sale or transfer of all or substantially all of the Company’s working interest in the PBU, if the transferee is of Equivalent Financial Standing and unconditionally agrees to assume and be bound by BP’s obligation under this Agreement in a writing in form and substance reasonably satisfactory to the Trustee.

6.	ENFORCEABILITY*

This Agreement may be enforced by the Trustee, for the benefit of the Trust, or for its own benefit or for the benefit of the Transfer Agent or Registrar at any time when the Company or SOC has failed to pay amounts due the Trust or

*	Section 6 is as amended by a letter agreement dated May 8, 1989 among the Trustee, BP, SOC and the Company.

the Trustee, individually, or as Trustee, or the Transfer Agent or Registrar, as described in the Royalty Trust Agreement, or has otherwise failed to perform its respective payment obligations under and pursuant to the Royalty Interests or the Royalty Trust Agreement or the Conveyance.
Notwithstanding any other provision of this Agreement or the Royalty Trust Agreement, the holder of any Trust Units shall have the right, which is unconditional, to institute suit against BP for the enforcement of BP’s obligation under Section 2 of this Agreement to cause the Company to perform its payment obligations under the Royalty Interests pursuant to the Conveyance.
BP agrees that upon the filing of any such suit to which the Trustee is not already a party BP will give notice to the Trustee of the fact of such filing as soon as reasonably practicable.
7.	NOTICES
Any communications by a party to another shall be sufficiently made if sent by post (by airmail where airmail is possible), postage paid, or by telegraph, telex or facsimile to the address hereinafter specified and shall be deemed to have been made when received.
Unless otherwise specified by not fewer than 15 days’ notice in writing to the party in question, the address to which communications shall be sent shall be:

BP -	THE BRITISH PETROLEUM COMPANY p.l.c.
Britannic House, Moor Lane
London EC2Y 9BU, England
Attention: Secretary

the Company -	BP EXPLORATION (ALASKA) INC.
c/o BP AMERICA INC.
200 Public Square
Cleveland, Ohio 44114
Attention: Treasurer

SOC -	The Standard Oil Company
c/o BP America Inc.
200 Public Square
Cleveland, Ohio 44114
Attention: Treasurer

the Trustee -	The Bank of New York
21 West Street, 12th Floor
New York, New York 10286
Attention: Corporate Trust
Trustee Administration

8.	SUBMISSION TO JURISDICTION

BP agrees that any legal suit, action or proceeding arising out of or based upon this Agreement may be instituted in any state or Federal Court in the Borough of Manhattan, The City of New York, New York, United States of America, and waives, to the extent it may effectively do so, any objection which it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding. BP has designated and appointed BP America Inc. (or any successor corporation) as BP’s authorized agent to accept and acknowledge on its behalf in any such suit, action or proceeding in any such court and agrees that service of process upon said agent at its office at 667 Madison Avenue, 22nd Floor, New York, New York 10021, attention of the General Counsel (or at such other address in the Borough of Manhattan, The City of New York, as BP may designate by written notice to the Company and the Trustee), and written notice of said service to BP, mailed or delivered to it at its notice address specified in Section 7 hereof, shall be deemed in every respect effective service of process upon BP in any such suit, action or proceeding and shall be taken and held to be valid personal service upon BP, whether or not BP shall then be doing, or at any time shall have done, business within the State of New York, and any such service of process shall be of the same force and validity as if service were made upon BP according to the laws governing the validity and requirements of such service in such State, and waives all claim of error by reason of any such service. Said designation and appointment shall be irrevocable until this Agreement shall have been satisfied and discharged. BP agrees to take all action as may be necessary to continue the designation and appointment of BP America Inc. or any successor corporation in full force and effect so that BP shall at all times have an agent for service of process for the above purposes in the Borough of Manhattan, The City of New York, New York, United States of America.
9.	APPLICABLE LAW
The construction, validity and performance of this Agreement shall be governed by the laws of the State of New York.

IN WITNESS WHEREOF the undersigned authorized officers have executed this Agreement the day and year first hereinbefore written:

for and on behalf of	)
THE BRITISH PETROLEUM	)	/s/ D.A.G. Simon
COMPANY p.l.c.	)

for and on behalf of	)	/s/ G.N. Nelson
BP EXPLORATION (ALASKA) INC.	)

for and on behalf of	)
THE BP PRUDHOE BAY ROYALTY TRUST	)	/s/ W.N. Gitlin
by THE BANK OF NEW YORK, as Trustee	)

for and on behalf of	)	/s/ [Signature illegible]
THE STANDARD OIL COMPANY	)